  Exhibit 99.1

SANUWAVE HEALTH REPORTS STRONG THIRD QUARTER REVENUE
Product Revenue Increase of 99% for 9 months
Initial US Treatments Have Begun

SUWANEE, GA, November 15, 2018 – SANUWAVE Health, Inc. (OTCQB: SNWV) will report financial results for the three months ended September 30, 2018 with the SEC in the near future and will provide a business update on a conference call Thursday, November 15, 2018 at 10:00 a.m. Eastern Time.

Highlights of the third quarter and recent weeks:

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Product revenue for the third quarter of 2018 was approximately $260,000, up 67% from the third quarter of 2017. Product revenue for the nine month period was up 99% from the nine month period in 2017.

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Initial US treatments started in the third quarter.

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Holistic Wellness Alliance PTE. LTD has been incorporated in Singapore with Johnfk Medical Inc. (“FKS”) for the manufacture, sale and distribution of the Company’s dermaPACE® and orthoPACE® devices covering 11 countries in Southeast Asia.

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Third quarter medical conference attendance activity: attended 9 major medical shows with resounding success.

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Social media launch by Premier Shockwave Wound Care targeting dermaPACE® for VA, Military and I.H.S. markets.

We began the year with the following stated goals for 2019:  revenue growth through the year, establish partners in specific channels, establish partners to help finance growth in medical equipment placement, hire senior management to lead the wound care team, add new countries to our distribution platform, and prepare and be ready to scale once our reimbursement tracking codes are in effect.  Through the third quarter we are on track to achieve and exceed these goals. Our revenue came from planting the seeds for success in prior quarters and fortunately, we have been planting more seeds so we feel confident we will continue to see this growth continue.  What is most exciting is the wound industry buzz around the dermaPACE product.  Having attended 9 trade shows in the past few months, it is clear that we are becoming one of the hot new products in the wound care space.  This has the added benefit of attracting talented industry professionals who want to be part of SANUWAVE as we enter this explosive growth phase.  We have much work to do,but are proud of the accomplishments achieved year to date and feel confident in our growth plans for the remainder of this year and entering 2019.

Third Quarter Financial Results

Sanuwave will file its 10Q once the company completes it’s FASB 606 revenue recognition analysis. In regards to our exclusivity licensing agreement with FKS dated June 14, 2018, details of which have been previously disclosed, for which proceeds were received in June 2018. The exclusivity period was for five months. In the second quarter, the Company recognized this revenue ratably over the period of the agreement. The Joint Venture (JV) was signed, and Hollistic Wellness was incorporated in Singapore last week. Once the Company completes its analysis of license revenue for Q3, 2018 we will file the 10Q and host another conference call to answer any questions related to the 10Q.

Conference Call

The Company will host a conference call on Thursday, November 15, 2018, beginning at 10AM Eastern Time to discuss the third quarter financial results, provide a business update and answer questions.

Shareholders and other interested parties can participate in the conference call by dialing 877-407-8033 (U.S.) or 201-689-8033 (international) or via webcast at http://www.investorcalendar.com/event/41007.

A replay of the conference call will be available beginning two hours after its completion through November 29, 2018, by dialing 877-481-4010 (U.S.) or 919-882-2331 and entering PIN #41007 and a replay of the webcast will be available at http://www.investorcalendar.com/event/41007 until February 15, 2019.

About SANUWAVE Health, Inc.
SANUWAVE Health, Inc. (www.sanuwave.com) is a shock wave technology company initially focused on the development and commercialization of patented noninvasive, biological response activating devices for the repair and regeneration of skin, musculoskeletal tissue and vascular structures. SANUWAVE’s portfolio of regenerative medicine products and product candidates activate biologic signaling and angiogenic responses, producing new vascularization and microcirculatory improvement, which helps restore the body’s normal healing processes and regeneration. SANUWAVE applies its patented PACE® technology in wound healing, orthopedic/spine, plastic/cosmetic and cardiac conditions. Its lead product candidate for the global wound care market, dermaPACE®, received US FDA clearance in December 2017 for the treatment of Diabetic Foot Ulcers. dermaPACE is the only Extracorporeal Shockwave Technology (ESWT) device cleared or approved in the US for the treatment of DFUs. Internationally, dermaPACE is CE Marked throughout Europe and has device license approval for the treatment of the skin and subcutaneous soft tissue in Canada, Australia and New Zealand, and South Korea. SANUWAVE researches, designs, manufactures, markets and services its products worldwide, and believes it has demonstrated that its technology is safe and effective in stimulating healing in chronic conditions of the foot (plantar fasciitis) and the elbow (lateral epicondylitis) through its U.S. Class III PMA approved OssaTron® device, as well as stimulating bone and chronic tendonitis regeneration in the musculoskeletal environment through the utilization of its OssaTron, Evotron® and orthoPACE® devices in Europe, Asia and Asia/Pacific. In addition, there are license/partnership opportunities for SANUWAVE’s shock wave technology for non-medical uses, including energy, water, food and industrial markets.

Forward-Looking Statements
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the regulatory approval and marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

For additional information about the Company, visit www.sanuwave.com.

Contact:

Millennium Park Capital LLC
Christopher Wynne
312-724-7845
cwynne@mparkcm.com

SANUWAVE Health, Inc.

Kevin Richardson II
CEO & Chairman
978-922-2447
investorrelations@sanuwave.com